EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the use in connection with the registration statements on Form S-8 for the 1999 Stock Option Plan, Registration File No. 333-41788, and the 2000 Stock Option Plan, Registration File No. 333-41786, and the 1999 and 2000 Stock Option Plans, Registration File No. 333-116671, of IA Global, Inc. formerly Medium4.com, Inc, incorporated into the Annual Report on Form 10-K of IA Global, Inc., of our report dated February 8, 2005 relating to the financial statements of IA Global, Inc. and Subsidiaries as of December 31, 2004 and for the year then ended December 31, 2004.

                                        /s/ Sherb & Co. LLP
                                        Sherb & Co., LLP
                                        Certified Public Accountants

New York, New York
April 12, 2005